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                                  EXHIBIT 99.1

                                  April 2, 2001

Robert Cone
Chairman, President and Chief Executive Officer
Industrial Holdings, Inc.
7135 Ardmore
Houston, TX 77054

         RE:  LETTER OF INTENT

Dear Robert:

         The purpose of this letter of intent (this "Letter") is to set forth certain nonbinding understandings and certain binding agreements between Industrial Holdings, Inc., a Texas corporation ("IHI"), T-3 Energy Services, Inc., a Delaware corporation ("T-3") and First Reserve Fund VIII, L.P., a Delaware limited partnership ("Fund VIII"), with respect to the transactions described on the term sheet attached hereto as Exhibit A (the "Transactions"). Capitalized terms used herein without definition shall have the meanings ascribed to them in Exhibit A.

1.       NON-BINDING AGREEMENTS

         The parties hereto will negotiate in good faith to execute definitive agreements (the "Definitive Agreements") described in, and consummate the Transactions contemplated by, the terms set forth on Exhibit A.

2.       BINDING AGREEMENTS AND UNDERSTANDINGS

         Upon execution of counterparts of this Letter by you, the following lettered paragraphs will constitute the only legally binding and enforceable agreements between IHI, T-3 and Fund VIII (in recognition of the significant costs borne by T-3 and Fund VIII in pursuing this transaction and further in consideration of their mutual undertakings as to the matters described herein).

         (a) ACCESS. Subject to the terms set forth in paragraph (f) below respecting confidentiality and certain other matters, IHI and T-3 will afford each other's employees, auditors, legal counsel, and other authorized representatives all reasonable opportunity and access to perform all necessary due diligence with respect to the respective companies before closing of the Merger Agreement, including access to books and records, plant, property and equipment, and management and employees. IHI and T-3 will conduct such due diligence in a reasonable manner during regular business hours or at a time mutually agreeable to both parties.

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         (b)      CONSENTS. The parties will cooperate with one another and
                  proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals from lenders and landlords and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Definitive Agreements.

         (c) BEST EFFORTS; AGREEMENT DEADLINES. IHI, T-3 and Fund VIII will negotiate in good faith and use their commercially reasonable best efforts to arrive at a mutually acceptable definitive A&B Bolt Purchase Agreement for approval, execution, and closing as soon as practicable and in no event later than 10 calendar days of the signing of this Letter. IHI, T-3 and Fund VIII will negotiate in good faith and use their commercially reasonable best efforts to arrive at a mutually acceptable definitive Merger Agreement and Equity Commitment for approval, execution, and delivery as soon as practicable and in no event later than 30 calendar days of the signing of this Letter. THIS LETTER SHALL TERMINATE AT THE ELECTION OF T-3 OR FUND VIII IF ANY OF THE DEFINITIVE AGREEMENTS ARE NOT EXECUTED WITHIN THE TIME PERIODS PROVIDED ABOVE, UNLESS OTHERWISE AGREED UPON BY ALL PARTIES (THE DATE OF SUCH TERMINATION BEING REFERRED TO HEREIN AS THE "LETTER TERMINATION DATE").

         (d) COSTS. Subject to paragraph (h), IHI, T-3 and Fund VIII will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, brokers, and other advisors, incurred at any time in connection with pursuing or consummating the Transactions.

         (e) PUBLIC DISCLOSURE. Before the closing of the Merger Agreement, none of IHI, T-3 or Fund VIII will make public any release of information regarding the matters contemplated herein except
                  (i) that a joint public release in agreed form may be issued by IHI, T-3 and Fund VIII as promptly as practicable after the execution of this letter, (ii) that IHI, T-3 and Fund VIII may each continue such communications with employees, customers, suppliers, franchisees, lenders, lessors, shareholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this letter, and (iii) as required by law, in which case the party making such release shall afford the other parties a reasonable opportunity to review and comment on such release. The provision of this section (e) shall be in addition to and not in substitution of any applicable provisions of the confidentiality agreement between T-3 and IHI dated January 11, 2001 (the "Confidentiality Agreement").

         (f) CONFIDENTIALITY. Each party agrees to treat all information concerning the other party furnished, or to be furnished, by or on behalf of such other party in accordance with the provisions of the Confidentiality Agreement.

         (g) GOVERNING LAW AND ARBITRATION. THIS LETTER SHALL BE GOVERNED BY AND INTERPRETED UNDER THE LAWS OF THE STATE OF DELAWARE. The parties hereto agree to subject any dispute arising hereunder

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                  to binding, non-appealable, confidential arbitration
                  administered by the American Arbitration Association ("AAA"), under its Commercial Arbitration Rules. The Arbitrators shall conduct the arbitration in Houston, Texas in a manner in accordance with the Federal Arbitration Act, 9 U.S.C.ss. 1 et seq. and the rules of the AAA. The parties agree that the arbitrator is not empowered to award punitive damages and each party expressly waives rights to such damages. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         (h) TERMINATION FEE. In the event IHI terminates negotiations under this letter, or terminates this letter, in each case after receipt of an Alternative Proposal (as defined below), and prior to, concurrently with or within twelve months after such a termination a Third Party Acquisition Event (as defined below) occurs, then IHI shall, without prejudice to any other rights of T-3 and Fund VIII against IHI pay to Fund VIII the Termination Fee (as defined below) in cash, such payment to be made promptly, but in no event later than the second business day following, the later to occur of such termination and such Third Party Acquisition Event. IHI shall notify T-3 and Fund VIII orally and in writing within 24 hours of (i) any Alternative Proposal or any inquiry with respect to or which could lead to any expression of interest regarding a potential Alternative Proposal that is received by or communicated to any officer or director of IHI or any financial advisor, attorney or other advisor or representative of IHI, (ii) the material terms of such Alternative Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Alternative Proposal. If IHI intends to participate in discussions or negotiations with and/or furnish any person with any information with respect to any inquiry or Alternative Proposal, IHI shall advise T-3 and Fund VIII orally and in writing of such intention not less than 48 hours in advance of providing such information. IHI will keep T-3 and Fund VIII fully informed of the status and details of any such Alternative Proposal or inquiry.

                           "ALTERNATIVE PROPOSAL" means any proposal for a
                  merger, tender offer or other business combination involving IHI or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of IHI or any of its subsidiaries, other than the transactions contemplated by this Letter

                           "TERMINATION FEE" means $850,000.

                           A "THIRD PARTY ACQUISITION EVENT" means any of the
                  following events: (A) any person (other than T-3 or its affiliates) acquires or becomes the beneficial owner of 20% or more of the outstanding shares of IHI common stock; (B) any group (other than a group which includes or may reasonably be deemed to include T-3 or any of its affiliates) is formed which, at the time of formation, beneficially owns 20% or more of the outstanding shares of IHI common stock; (C) IHI enters into, or announces that it proposes to enter into, an agreement, including, an agreement in principle, providing for a merger or other business combination involving IHI or a "significant subsidiary" (as defined in Rule 1.02(w) of Regulation S-X as promulgated by the Securities Exchange Commission) of IHI or the acquisition of a substantial interest in, or a substantial

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                  portion of the assets, business or operations of, IHI or a significant subsidiary (other than the transactions contemplated by this Letter); (D) any person (other than T-3 or its affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of IHI common stock which, together with all shares of IHI common stock beneficially owned by such person, results or would result in such person being the beneficial owner of 20% or more of the outstanding shares of IHI common stock; or (E) there is a public announcement with respect to a plan or intention by IHI to effect any of the foregoing transactions. For purposes of this paragraph (h), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Securities Exchange Act of 1934.

         (i) Except with respect to the provisions of this paragraph and paragraphs (d), (e), (f) (g) and (h), either party hereto may terminate this letter and thereafter this letter shall have no force and effect and the parties shall have no further obligation hereunder.

         We look forward to working with you on this transaction. If you would like to proceed with this process and believe we have accurately described the terms, please sign and date this Letter in the spaces provided below as confirmation of our mutual understandings and agreements. Please return a signed copy of this letter to us by fax at 713-224-0771. Also, if you have any questions or comments, please do not hesitate to call us at 713-227-7890. If we do not receive a signed copy of this Letter by 5:00 pm Houston, Time, April 2, 2001, this Letter shall be of no further force and effect.

                                  Very truly yours,



                                  T-3 Energy Services, Inc.

                                  By:/s/ Michael Stansberry
                                     ------------------------------------------
                                     Michael Stansberry
                                     President and Chief Executive Officer

                                  First Reserve Fund VIII, L.P.
                                      By:  First Reserve GP VIII, L.P.
                                         By:  First Reserve Corporation

                                           By:  /s/ Ben Guill
                                                -------------------------------
                                                Ben Guill
                                                President

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Acknowledged and agreed to this 2nd day of April, 2001:

Industrial Holdings, Inc.

By:      /s/ Robert E. Cone
       ----------------------------
Name:      Robert E. Cone
       ----------------------------
Title:     CEO
       ----------------------------

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                            EXHIBIT A TO EXHIBIT 99.1

                                     T-3/IHI

                              STRATEGIC TRANSACTION

                                   TERM SHEET

OVERALL STRUCTURE          T-3, IHI and related parties will enter into
                           a series of transactions, with the intent that the stockholders of T-3 would acquire a controlling amount of the outstanding equity of IHI in a merger transaction (the "Acquisition").

                           Prior to the Acquisition, T-3 will purchase all the equity of A&B Bolt for a purchase price of $15,000,000 pursuant to the A&B Bolt Purchase Agreement (defined below).

                           In connection with the execution of a definitive merger agreement between T-3 and IHI, Fund VIII will commit to invest up to $9,600,000 at the closing of the Acquisition, subject to the terms set forth below (the "Equity Commitment").

ACQUISITION                T-3 and IHI will merge in a tax-free, stock-for-stock
                           transaction resulting in T-3 stockholders receiving at least 60% of the fully diluted equity of the resulting entity (which percentage excludes the effect of any equity from the Equity Commitment, and excludes the effect of the purchase of A&B Bolt) pursuant to a mutually agreeable Agreement and Plan of Merger (the "Merger Agreement"). The relative valuations of T-3 and IHI would be set at signing of the Merger Agreement, and the actual relative percentage ownership at closing would be adjusted for changes between signing and closing resulting from (each an "Equity Adjustment"): (i) the amount of additional equity invested in IHI (whether pursuant to the Equity Commitment, or the conversion of St.
                           James debt), (ii) acquisitions or divestitures by IHI and (iii) acquisitions or divestitures by T-3;
                           provided, however, that the adjustments relating to
                           (ii) and (iii) shall made on mutually agreeable terms determined by the parties at or prior to the closing of such acquisitions or divestitures. All of the outstanding equity/debt securities, options, warrants and convertibles of T-3 will be converted into similar securities or be assumed by IHI on the same basis as the conversion of the common equity.

CLOSING CONDITIONS         Mutual conditions to close:

                           o Receipt of regulatory approvals and third party consents;

                           o        T-3 and IHI shareholder approval;

                           o Absence of material adverse change in T-3 or IHI between the execution of the Merger Agreement and the Closing (including material adverse changes in working capital and aggregate net

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                                    asset value);

                           o        Absence of any breach of any
                                    representations, warranties or covenants of
                                    T-3 or IHI; and

                           o Others, including customary conditions as well as conditions to be determined based on mutual diligence.

                           Conditions to T-3's obligations to close:

                           o Disposition of business units and/or subsidiaries selected by T-3 on terms acceptable to T-3 and IHI, with all proceeds thereof used to pay down at least $39,400,000 in bank indebtedness and relief of appropriate accruals;

                           o Execution of satisfactory employment agreements with Christine Smith, Andrew Cormier, Brandon Dawes, David Dawes, Dennis Cooley, Al Dueitt, Jimmy Ray, Judy Jandl, Tim Malone, Dan Ahuero and other individuals identified through diligence.

REPS AND WARRANTIES        o        Standard for transactions of this type and
                                    size.

                           o Mutual representations and warranties would terminate at Closing.


INTERIM COVENANTS          Customary terms, including no corporate transactions,
                           dividends, repurchases, significant acquisitions or divestitures, sales of equity or derivative securities, incurrence of indebtedness, transactions with affiliates, extraordinary capital expenditures, salary increases etc.

BOARD COMPOSITION          At closing, combined entity would be governed by a
                           board of eight members, including the CEO of the combined entity, two (2) members designated by IHI shareholders, and five (5) members designated by T-3
                           (including two (2) outside directors).

CREDIT FACILITY            T-3 would facilitate the refinancing of existing
                           indebtedness in conjunction with the closing of the Acquisition in order to provide a new credit facility, which would provide for the combined entity to maintain a debt-to-EBITDA ratio not to exceed
                           2.5:1. As it relates to the Credit Facility, and the calculation of the beginning total debt to EBITDA ratio, EBITDA shall mean earnings before interest, taxes, depreciation and amortization (excluding unusual or "one-time" items) for the combined entity
                           (excluding results of business units and/or subsidiaries that are divested in connection with the closing of the Merger Agreement) for the trailing twelve month period ending the month immediately preceding closing.

TERMINATION FEE            If either party desires to terminate the Merger
                           Agreement for any reason other than the failure of a condition to such party's obligations to close, then such party shall pay a termination fee of $850,000.

EQUITY COMMITMENT          In connection with the execution of the Merger
                           Agreement, Fund VIII ("Equity Investor") would commit to (and would have the right to) invest up to $9,600,000 in the equity of the combined entity at a price

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                           per share of IHI equal to $1.75 per share (the
                           "Equity Price"). The Equity Price was determined based on the average of the closing prices on the Nasdaq National Market over the ten (10) trading days preceding the announcement of the Acquisition (the "Average Price"), where if the Average Price was less than or equal to $1.50, then the Equity Price was to be $1.50 per share, if the Average Price was greater than or equal to $2.00, then the Equity Price was to be $2.00 per share, and in all other cases, the Equity Price was to be $1.75 per share. THE FUNDING OF THE EQUITY COMMITMENT WOULD OCCUR, IF AT ALL, AT THE CLOSING OF THE MERGER.

EFFECT OF MEZZANINE        In the event IHI is able to obtain the consent of St.
CONVERSION                 James necessary for all or a portion of mezzanine
                           debt held by St. James to convert into equity at a price equal to the Equity Price, the amount of the Equity Commitment would be reduced by the principal amount of the debt so converted.

EFFECT OF DIVESTITURES     To the extent the sale of the selected  business
                           units and/or subsidiaries (listed as a closing condition to the Merger Agreement) and the application of the proceeds thereof results in reduction of bank indebtedness of IHI in excess of $39,400,000, the amount of the Equity Commitment would be reduced. To the extent such sale results in reduction of bank indebtedness of less than $39,400,000, Equity Commitment will increase at Equity Investor's sole election immediately prior to closing of the Merger Agreement.


EFFECT OF EQUITY           If and to the extent the Equity Adjustments in the
ADJUSTMENTS                Merger Agreement would result in the
                           shareholders of T-3 owning less than 55% of the fully diluted ownership of the combined entity following the Merger, the Equity Commitment will increase at Equity Investor's sole election immediately prior to closing of the Merger Agreement.

A&B PURCHASE AGREEMENT     The A&B Bolt  Purchase  Agreement  will provide that
                           T-3 purchase the stock of A&B Bolt for $15,000,000 in cash. A&B Bolt would have no indebtedness at the time of purchase, and would have a minimum of $7,500,000 in net working capital (defined as current assets minus current liabilities (excluding short term debt)). IHI and A&B Bolt would receive all necessary lender authorization for such sale (including the release of all security interests in the stock and assets of A&B Bolt, and a waiver of any provision of a credit agreement that would restrict IHI from using at least $6,000,000 of the proceeds from the sale for general working capital purposes). At the time of the close, A&B Bolt must be performing in line with 2001 projections. The A&B Bolt Purchase Agreement would contain other standard terms.